Exhibit (h)(2)(b)

VIKING MUTUAL FUNDS

ADMINSTRATIVE and ACCOUNTING SERVICES AGREEMENT ADDENDUM

ADDENDUM, effective commencing on November 30, 2024 to the Administrative and Accounting Services Agreement dated July 31, 2009 and, as amended from time to time, between Integrity Fund Services, LLC (“Fund Services”) and Viking Mutual Funds (each a “Fund” or collectively, the “Funds”).

In consideration of the action taken by the Board of Trustees of the Funds at its November 8, 2024 meeting, the fee schedule (Schedule A) of the current Administrative and Accounting Services Agreement between the Funds and the Fund Services is hereby amended to reflect an additional annual fee of $2,500 per Fund, plus $750 per share class, capped at three share classes per Fund to address additional costs incurred by Fund Services related to Tailored Shareholder Reporting.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 29, 2024.

VIKING MUTUAL FUNDS

By:	/s/ Shannon D. Radke
President

INTEGRITY FUND SERVICES, LLC

By:	/s/ Shannon D. Radke
President